EXHIBIT 10.1

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

NON-EMPLOYEE DIRECTOR AND KEY EMPLOYEE

DEFERRED COMPENSATION PLAN

(as adopted November 18, 2004 and then

amended and restated on March 16, 2005 and

again on March 19, 2008)

1.                                       General.  This Republic Bancorp, Inc. And Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan (the “Plan”) is intended to more closely align board and executive compensation at Republic Bancorp, Inc. (the “Company”) and subsidiaries with the interests of the Company’s shareholders, by making available to eligible participants tax-deferred investments in Company stock.  It is intended that the Plan be in compliance with Code Section 409A (“Section 409A”).  It is also intended that the Plan be an unfunded arrangement maintained for non-employee directors and for a select group of management or highly compensated employees.  Effective upon the time that a Key Employee Participant (as defined below) is first named on Exhibit A attached hereto, the Plan shall be considered a  “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended.  Capitalized terms used herein and not defined where used shall have the meanings set forth in Section 23.

2.                                       Eligibility.  Eligibility in the Plan shall be granted to the members of the Board of Directors of the Company or of its Subsidiaries who are not also employees of the Company or of its Subsidiaries and any Director Emeritus, as defined in Section 23 (collectively referred to as the “Director Participants”).  In addition, eligibility in the Plan may be granted to the employees of the Company or of its Subsidiaries who have been designated by the Compensation Committee of the Board of Directors of the Company or the Subsidiary (as the case may be for a particular Participant) (the “Committee”) as being eligible for the Plan (the “Key Employee Participants” and, together with Director Participants, the “Participants”).  The initial Key Employee Participants (if any) are listed in Exhibit A attached hereto.  The Committee shall have full power and discretion to name additional employees of the Company as Key Employee Participants and to remove such employees as Key Employee Participants at such times as it shall decide in its sole discretion, provided that any such removal shall not affect a Participant’s Deferral Elections already made until the next period for which such elections could otherwise be changed or revoked hereunder.

3.                                       Election.

(a)                                  Director Participant Elections.  Each Director Participant may elect to defer under the Plan up to 100% of his annual board and committee meeting fees (collectively, “Board Fees”).  A Director Participant’s election to defer a portion of his Board Fees shall be made in writing and shall be effective upon receipt and acceptance by the Company.  A new written election must be submitted to the Company in 2005 with respect to any Board Fees to be earned in 2006, and such election shall remain in effect for subsequent years unless a new written election is submitted in accordance with this Section 3(a).  Except in the case of a newly eligible Director Participant who may file an election to defer within 30 days of his being eligible to participate in the Plan, an election to defer (or to change or revoke an ongoing deferral election) shall be made no later than 10 days preceding commencement of a calendar year with respect to any deferral of Board Fees to be earned in such year, provided, however, that such elections shall be made at an earlier time if required under Section 409A.  Any election may be changed in writing, but only as to fees to be earned at and after commencement of the next succeeding calendar year, and shall become irrevocable 10 days before that succeeding calendar year.

(b)                                 Key Employee Participant Elections.  Each Key Employee Participant may elect to defer under the Plan up to 50% of his base salary (“Base Compensation”) and up to 100% of his annual incentive compensation with respect to services for that upcoming year (even if the bonus is otherwise payable in a later calendar year) (“Bonus Compensation”) (collectively, “Annual Compensation”).  A Key Employee Participant’s election to defer a portion of his Annual Compensation shall be made in writing and shall be effective upon receipt and acceptance by the Company.  A new written election must be submitted to the Company in 2005 with respect to any Annual Compensation to be earned in 2006, and such election shall remain in effect for subsequent years unless a new written election is submitted in accordance with this Section 3(b).  Except in the case of a newly eligible Key

Employee Participant who may file an election to defer Annual Compensation earned with respect to services performed after such election within 30 days of his designation by the Committee as being eligible to participate in the Plan, an election to defer Annual Compensation (or to change or revoke an ongoing deferral election) shall be made no later than 10 days preceding commencement of a calendar year with respect to any deferral of Annual Compensation to be earned in such year.  Notwithstanding the foregoing, if Bonus Compensation qualifies as “performance-based compensation” under Section 409A, an election to defer Bonus Compensation may be made as late as June 30th of the year with respect to which such Bonus Compensation relates, provided that there is no minimum amount payable or substantially certain to be paid at the date such election is actually made.  Any election may be changed in writing, but only as to compensation that relates to services rendered after commencement of the next succeeding calendar year, and shall become irrevocable 10 days before the succeeding calendar year.

4.                                       Duration of Deferral.  Each Participant’s election shall specify the period of the deferral, which shall be a specified period of years ranging from two to five years from the beginning of the year of deferral.  A Participant may later elect to lengthen the period of a deferral; provided, however, that any delayed payment date election shall not take effect for 12 months following the election and the election must be made at least 12 months before the previously-scheduled payment date with respect to the deferral, and, provided further, that each such change in payment date must provide for an additional deferral of the payment date for five years later than the previously-scheduled payment date.

5.                                       Deferred Compensation Account.  The Company shall maintain a bookkeeping account to which deferred compensation of each Participant shall be credited at the end of each calendar month after such compensation is earned (each a “Deferred Compensation Account”).  At the end of each fiscal quarter, the amounts credited to each Deferred Compensation Account shall be converted into whole stock units (“Stock Units”) equivalent in value to shares of Class A common stock of the Company (“Stock”).  The conversion of deferred compensation into Stock Units will be made on the basis of the Fair Market Value of the Stock on the last business day of each fiscal quarter.  Any fractional units shall be credited as cash and converted to Stock Units only as and when the accumulated cash credited to that Participant is sufficient to convert to a whole Stock Unit at the end of a quarter.

6.                                       Dividend Equivalent.  During the term of deferral, the Stock Units standing to the credit of each Participant’s Deferred Compensation Account shall be credited with an amount equal to the cash dividends that would have paid on the number of Stock Units in such Deferred Compensation Account if such Stock Units were deemed to be outstanding shares of Stock (“Dividend Equivalents”).  Dividend Equivalents credited to Stock Units shall be converted to additional whole Stock Units and credited to the Participant’s Deferred Compensation Account at the end of each fiscal quarter.  The conversion of Dividend Equivalents into Stock Units shall be made on the basis of the Fair Market Value of the Stock on the last business day of each fiscal quarter.  Any fractional units shall be credited as cash and converted to Stock Units only as and when the accumulated cash credited to that Participant is sufficient to convert to a whole Stock Unit at the end of a quarter.

7.                                       Changes in Stock.  In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in the number of Stock Units credited to each Participant’s Deferred Compensation Account.  The adjustment by the Committee shall be final, binding and conclusive.

8.                                       Rights of Participants.  Participation in the Plan, and any actions taken pursuant to the Plan, shall not create or be deemed to create a trust or fiduciary relationship of any kind between the Company, its Subsidiaries and the Participant.  The Company or its Subsidiaries (as the case may be) may, but shall have no obligation to, establish any separate fund, reserve, or escrow or to provide security with respect to any amounts deferred under the Plan.  Any assets of the Company or its Subsidiaries which are set aside in any separate fund, reserve or escrow shall continue for all purposes to be a part of the general assets of the Company or its Subsidiaries, with title to the beneficial ownership of any such assets remaining at all times in the Company and its Subsidiaries.  No Participant, nor his legal representatives, nor any of his beneficiaries shall have any right, other than the right of an unsecured general creditor of the Company or its Subsidiaries, in respect of the Deferred Compensation Account established hereunder, and such persons shall have no property interest whatsoever in any specific assets of the Company or its Subsidiaries.  A Participant shall have no rights as a stockholder of the Company, and shall not be entitled to vote, with respect to the Stock Units credited to his Deferred Compensation Account.

9.                                       Distributions.

(a)                                  Normal Distributions.

(i)                                     Director Participants.  Each Director Participant (or his beneficiary in the event of his death) shall be entitled to receive the value of all Stock Units standing to the credit of his Deferred Compensation Account upon the earliest to occur of: (A) the payment date last selected pursuant to Section 4; and (B) the Director Participant’s death or Disability.

(ii)                                  Key Employee Participants.  Each Key Employee Participant (or his beneficiary in the event of his death) shall be entitled to receive the value of all Stock Units standing to the credit of his Deferred Compensation Account upon the earliest to occur of: (A) the payment date last selected pursuant to Section 4; and (B) the Key Employee Participant’s death or Disability.

(b)                                 Early Distributions.  A Participant will only be permitted to receive a distribution of his Deferred Compensation Account prior to the times specified in Section 9(a) above in the event of: (i) a Change in Control of the Company or Subsidiary for which that Participant works or performs Director services; or (ii) upon approval by the Committee, a de minimis payout of a Participant’s entire Deferred Compensation Account upon his Separation from Service if the payment is not greater than $10,000 and the payout is made on or before the later of December 31 of the year of his Separation from Service or 2½ months after his Separation from Service

(c)                                  Form of Distribution.  All distributions shall be paid in a single lump of whole shares of Stock equal to the number of Stock Units in the Deferred Compensation Account, with any amount in excess of whole shares then credited to the account paid in cash. All distributions under the Plan shall be the obligation of the Company or Subsidiary for which the Participant provides services.

(d)                                 Delay in Distribution to Specified Participants. Notwithstanding anything to the contrary in this Section 9, in the case of a distribution to a Participant who is a “specified participant” where the timing of such distribution is based on such Participant’s Separation from Service other than on account of death, the date of distribution to such Participant shall be at least six (6) months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participants death or Disability).  A “specified participant” shall mean a “key employee” (which can include Directors) within the meaning of Code Section 416(i) (but without regard to Code Section 416(i)(5)), as of the last identification date thereof and determined in the manner provided in Treasury Regulation §1.409-1(i), if, when the Participant’s Separation From Service occurs, stock of the Company is publicly traded on an established securities market or otherwise.

10.                                 Tax Withholding.

(a)                                  Payment by Participant.  Each Participant shall, no later than the date as of which his Stock Units or payments received thereunder first become includible in the gross income of the Participant for Federal income or employment tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.  With respect to Key Employee Participants, the Company will withhold any such taxes then due to be withheld from the amount that would otherwise be deferred and credited hereunder, and credit the net after such tax withholding to the Participant’s Deferred Compensation Account.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  The Company’s obligation to make any payments to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.  The Company shall report amounts deferred hereunder to the Internal Revenue Service in accordance with the requirements of Section 409A.

(b)                                 Payment in Stock.  Subject to approval by the Committee, a Participant may elect to have the minimum required Federal, state, other income and statutory withholding obligation due when payments are made under the Plan satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to the Plan a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant, and that have been held by the Participant for at least six months (12 months in the case of Stock acquired upon exercise of an incentive stock option), with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.  Notwithstanding the preceding sentence, any such right to pay withholding amounts due by delivery of already-owned stock shall be ineffective and void from its inception if such right is deemed to be a feature allowing deferral of compensation within the meaning of Section 409A.

11.                                 Beneficiary.  If a Participant dies before he has received full payment of the amount credited to his Deferred Compensation Account, such unpaid portion shall be paid to the Participant’s primary or contingent beneficiary as designated by the Participant in writing.  If no beneficiary has been designated or if a designated beneficiary has predeceased the Participant, such unpaid portion shall be paid first to the Participant’s spouse, or, if there is no spouse, to the Participant’s children per stirpes, or, if there are no spouse or children, to the Participant’s estate.

12.                                 No Assignment.  The deferred compensation payable under this Plan shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall not be recognized.

13.                                 Expenses.  All expenses incurred in the establishment and maintenance of or attributable to a Participant’s Deferred Compensation Account shall be borne by the Company and shall not reduce the amount credited to such Deferred Compensation Account.

14.                                 Amendment and Termination.  This Plan may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board of Directors of the Company.  The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Plan shall adversely reduce the number of Stock Units credited to the Deferred Compensation Accounts prior to the effective date of such amendment or termination or, except to the extent permitted under Section 409A following a Change in Control, accelerate the timing of payment from the Deferred Compensation Accounts.  Notwithstanding the foregoing, the Board of Directors of the Company specifically reserves the right to amend the Plan as necessary to comply with Section 409A.

15.                                 Plan Administration.  The Board of Directors of the Company shall have the exclusive discretionary authority to determine the amounts of benefits under the Plan, make factual determinations, construe and interpret terms of the Plan, supply omissions and determine any questions which may arise in connection with its operation and administration.  Its decisions or actions in respect thereof, including any determination of any amount credited or charged to the Participants’ Deferred Compensation Accounts or the amount or recipient of any payment to be made therefrom, shall be conclusive and binding for all purposes upon the Company and upon any and all Participants, their beneficiaries, and their respective heirs, distributees, executors, administrators and assignees.  In the case of the administration of the Plan with respect to Key Employee Participants only, the authority of the Board of Directors of the Company described herein may be exercised by the Committee.

16.                                 Binding Effect.  The terms of this Plan shall be binding upon and shall inure to the benefit of the Company and its successors or assigns and each Participant and his Beneficiaries, heirs, executors, and administrators.

17.                                 Limitation of Liability.  Subject to its obligation to pay the amount credited to the Participant’s Deferred Compensation Account at the time distribution is called, neither the Company, any person acting on behalf of the Company, the Board of Directors, nor the Committee shall be liable for any act performed or the failure to perform any act with respect to the terms of the Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company, such person, the Board of Directors or the Committee.

18.                                 Governing Law.  This Plan, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, except as such laws may be superseded by any applicable Federal laws.

19.                                 Reporting.  The Company shall provide statements to Participants showing the amounts standing to the credit of their Deferred Compensation Accounts no less frequently than once a year.

20.                                 Claims Procedure.

(a)                                  All claims for benefits under this Plan shall be filed in writing with the Board of Directors of the Company in accordance with such procedures as the Board shall reasonably establish.

(b)                                 The Board of Directors of the Company shall, within 90 days (45 days for payment based on Disability) after a submission of a claim, provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied.  Such notice shall contain the specific reason or reasons for the denial and references to specific Plan provisions on which the denial is based.  The Board shall also provide the claimant with a description of any material or information which is necessary in order for the claimant to perfect his claim and an explanation of why such information is necessary.  If special circumstances require an extension of time for processing the claim, the Board shall furnish the claimant a written notice of such extension prior to the expiration of the 90-day period (30 days for a Disability claim, and an additional 30 day extension is available).  The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than 180 days (105 days for Disability) from the initial claim.

(c)                                  The Board of Directors of the Company shall, upon written request by a claimant within 60 (180 for a disability claim) days of receipt of the notice that his claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Board of the decision denying the claim.  The Board will afford the claimant an opportunity to review pertinent documents and submit issues and comments in writing.  The claimant shall have the right to be represented.

(d)                                 The Board of Directors of the Company shall, within 60 days (45 days for a disability claim) of receipt of a request for a review, render a written decision on its review.  If special circumstances require extra time for the Board to review its decision, the Board will attempt to make its decision as soon as practicable, and in no event will the Board take more than 120 days (105 days for Disability claims) to send the claimant a written notice of its decision.

21.                                 Source of Shares.  Shares of Stock reserved under the Company’s 2005 Stock Incentive Plan shall be used to satisfy any obligations to distribute Stock under this Plan, but the Stock when issued under this Plan shall not bear the restrictions on transfer set forth in Section 10.10 of the Stock Incentive Plan.

22.                                 Effective Date.  This Plan shall be effective as of January 1, 2005.

23.                                 Definitions.

(a)                                  “Change in Control “ shall have the meaning provided in regulations or guidance under Code Section 409A from time to time, which currently provide that it shall mean the occurrence of a “Change in Ownership,” “Change in Effective Control” or “Change in Asset Control” as each is defined below, subject to the requirements in subsection (i) below.

(i)                                   General Requirements.

(A)                              The Change in Control must relate to (A) a corporation for whom the Participant is performing services at the time of the Change in Control, (B) a corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (C) a corporation that is a majority shareholder of a corporation identified in (A) or (B), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (A) or (B).

(B)                                A majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(C)                                For purposes of this definition, Code Section 318(a) applies to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg.  Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(D)                               For purposes of this definition, Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(ii)                                Change in Ownership.  A Change in Ownership occurs on the date that any one Person, or more than one person acting as a group (as defined above in subsection (a)(i)(D)), acquires ownership of stock of the corporation that, together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the corporation.  However, if any one Person or more than one Person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the corporation, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Ownership of the corporation (or to cause a Change in the Effective Control of the corporation.  An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section.  A Change in Ownership occurs only when there is a transfer of stock of the corporation (or issuance of stock of the corporation) and stock in the corporation remains outstanding after the transaction.

(iii)                             Change in Effective Control.  Notwithstanding that the corporation has not undergone a Change in Ownership, a Change in Effective Control of the corporation occurs on the date that either:

(A)                              Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of the corporation; or

(B)                                A majority of members of the Board of Directors of the corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph (B) the term corporation refers solely to the relevant corporation identified above in subsection (a)(i)(A) for which no other corporation is a majority shareholder for purposes of that paragraph.

A Change in Effective Control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control under subsections (a)(ii) or (a)(iv) of this definition.

If any one Person, or more than one Person acting as a group, is considered to effectively control a corporation (within the meaning of this subsection (a)(iii)), the acquisition of additional control of the corporation by the same Person or Persons is not considered to cause a Change in Effective Control of the corporation (or to cause a Change in Ownership of the corporation within the meaning of subsection (a)(ii)).

(iv)                            Change in Asset Control.  A Change in Asset Control of the corporation occurs on the date that any one Person, or more than one Person acting as a group), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(A)                              There is no Change in Control under this subsection (iv) when there is a transfer to an entity that is controlled by the shareholders of the corporation immediately after the transfer, as provided in this subsection (iv).  A transfer of assets by the corporation is not treated as a Change in Assets Control if the assets are transferred to:

(1)                                  A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)                                  An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(3)                                  A Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(4)                                  A Person, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described subsection (iv)(A)(3).

(B)                                For purposes of this subsection (iv) and except as otherwise provided, a Person’s status is determined immediately after the transfer of the assets.

(b)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(c)                                  “Director Emeritus” shall mean a former member of the Board of Directors of the Company who is not also an employee of the Company and who has been classified as a “Director Emeritus” by the Board of Directors of the Company and serves as such on the board of directors of a Subsidiary of the Company.

(d)                                 “Disability” shall mean when a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, if the Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Company or a Subsidiary.

(e)                                  “Fair Market Value” shall mean, as of any date, the value of a share of Stock determined as follows:

(i)                                     If the Stock is listed on any established stock exchange or a national market system, including, without limitation, the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, its Fair Market Value shall be the closing market price of the Stock as reported on the date of determination, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of the determination, as quoted on such system or exchange, or the exchange with the greatest volume of trading in Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)                                  If the Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of  determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)                                  In the absence of such markets for the Stock, the Fair Market Value shall be determined in good faith by the Committee, considering any and all information they determine relevant, including, without limitation, the valuation methods permitted in Treas. Reg. Section 20.2031-2 (estate tax regulations) or a third-party appraisal.

(f)                                    “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity.

(g)                                 “Subsidiary” or “Subsidiaries” shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in  Code Section 424(f).

(h)                                 “Separation from Service” means,

(i)                                     with respect to a Key Employee Participant, the date the Company and the Key Employee Participant reasonably anticipate that (i) the Key Employee Participant will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code, or (ii) the level of bona fide services performed after that date (as an employee or independent contractor), will permanently decrease to less than 50% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).  The Key Employee Participant will not be treated as having a Separation from Service while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Employee has a reemployment right with the Company by statute or contract.  If a bona fide leave of absence extends beyond six months, a Separation from Service will be deemed to occur on the first day after the end of such six month period, or on the day after the Employee’s statutory or contractual reemployment right lapses, if later. The Company will determine whether a Separation from Service  has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation §1.409A-1(h).

(ii) with respect to a Director Participant, the date the Director’s term as a Director expires, the Director resigns, or the Director is removed, provided that the Company and Director in good faith believe at that time that the Director’s status will not be renewed and that no other service relationship (as an employee or independent contractor) will continue or be begun. If the parties anticipate that some service relationship will continue after a Director’s term expires and is not renewed, in all events the “Separation from Service” is deemed to occur 12 months after the date on which a Director Participant ceases to serve as a member of the Board of Directors of the Company or a Subsidiary, as long as the Director Participant does not actually perform services for the Company or a Subsidiary (as a director, employee or independent contractor) during such 12 month period, as provided under Treasury Regulation §1.409A-1(h)(2)(ii).

Notwithstanding the above, no Separation from Service shall be deemed to occur if the Participant serves as both a Key Employee and a Director and severs the relationship in one capacity but not the other, unless benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which the Participant also participates in the other capacity, as more specifically provided in Treas. Reg 1.409A-1(h)(5).

Board Approval:	March 19, 2008	/s/ MAR	[secretary to initial]

EXHIBIT A

KEY EMPLOYEE PARTICIPANTS

None as of March 19, 2008.